Exhibit 4.11

SECURED PROMISSORY NOTE

$350,000	Guilford, Connecticut

May 28, 2024

FOR VALUE RECEIVED, Invea Therapeutics, Inc., a Delaware corporation with a mailing address of 2614 Boston Post Road, Guilford, CT 06437, (“Borrower”) hereby unconditionally promises to pay to the order of Steven M. Burke, Esq., as Trustee of The Nandabalan 2020 Trust (the “Trust”) dated July 24, 2020, or its assigns (the “Holder”) the principal amount of three hundred and fifty thousand dollars ($350,000) (the “Loan”), together with all accrued interest thereon, as provided in this Secured Promissory Note (as same may be amended, restated, or otherwise modified from time to time in accordance with its terms, the “Note”).

1. Payment.

a. Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on November 27, 2024 (the “Maturity Date”). The Holder may, in Holder’s sole discretion, by written instrument extend the Maturity Date by one or more ninety (90) day increments. The Borrower agrees to make a lump sum payment of the principal balance of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note on the Maturity Date.

b. Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. Interest.

a. Interest Rate. Except as provided in Section 2(c), principal amounts outstanding under this Note shall bear interest of nine and one-half percent (9.5%) per annum (the “Interest Rate”) from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

b. Interest Payments. Each calendar year prior to and including the year in which the Maturity Date occurs, interest shall be payable on the earlier to occur of the Maturity Date and December 31.

c. Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Interest Rate plus five percent (5%) (the “Default Rate”).

d. Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall begin to accrue on the Loan on the date of this Note. On any portion of the Loan that is repaid, interest shall not accrue on the date on which such payment is made.

3. Payment Mechanics.

a. Manner of Payment. All payments of principal and interest shall be made in US dollars on the date on which such payment is due. Such payments shall be made by check or wire transfer of immediately available funds to the Holder’s account at a bank specified by Holder in writing to the Borrower from time to time.

b. Application of Payments. All payments shall be applied, first, to fees or charges outstanding under this Note, second, to accrued interest, and, third, to principal outstanding under this Note.

c. Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest shall be calculated to include such extension. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in Manchester, New Hampshire are authorized or required by law to close.

4. Power and Authority; No Approvals; No Violations; Enforceability. Borrower represents and warrants to the Holder that (i) Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite power, capacity, and authority to execute, deliver, and perform its obligations under this Note, (ii) no consent or authorization of, notice to, or other act by, or in respect of, any other person is required in order for the Borrower to execute, deliver, or perform any of their obligations under this Note, (iii) the execution and delivery of this Note and the consummation by the Borrower of the transactions contemplated hereby do not and will not (a) violate any law applicable to the Borrower or (b) constitute an event of default under any material agreement or contract by which the Borrower may be bound, (iv) the Note is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms and (v) the signatory for the Borrower holds the office indicated by their signature and has been duly authorized.

5. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

a. Failure to Pay. The Borrower fails to pay (i) any principal amount of the Loan when due; (ii) any interest on the Loan when due; or (iii) any other amount due hereunder within ten (10) days after such amount is due.

b. Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Holder herein is incorrect or misleading in any material respect.

c. Bankruptcy; Insolvency.

i. Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

ii. An involuntary case is commenced seeking the liquidation or reorganization of Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing.

iii. Borrower makes a general assignment for the benefit of its creditors.

iv. Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

v. A case is commenced against Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of Borrower’s assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

d. Judgments. A judgment or decree is entered against Borrower and such judgment or decree has not been vacated, discharged, or stayed pending appeal within 30 days from the entry thereof.

e. Failure to Give Notice. The Borrower fails to give the notice of Event of Default specified in Section 6.

6. Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default has occurred, and in any event within two (2) Business Days, the Borrower shall notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

7. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Holder may, at their option, by written notice to the Borrower declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Sections 5(c)(i) and 5(c)(iii) shall occur, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Holder.

8. Expenses. The Borrower shall reimburse the Holder on demand for all reasonable out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Holder in connection with the enforcement of the Holder’s rights hereunder.

9. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by facsimile or e-mail properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment); or (z) actual receipt by the other party. Notices hereunder shall be sent to the address a party may from time to time specify in writing in accordance with this Section.

10. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to conflict of laws principles.

11. Disputes.

a. Submission to Jurisdiction.

i. The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of New Hampshire and in the United States District Court for the District of New Hampshire, and (B) submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ii. Nothing in this Section 11(a) shall affect the right of the Holder to bring any action, suit, or proceeding relating to this Note against the Borrower or its properties in the courts of any other jurisdiction.

iii. Nothing in this Section 11 (a) shall affect the right of the Holder to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

b. Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 11 (a), and 11 (b) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

c. Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

12. Successors and Assigns. Borrower may not assign or delegate its obligations under this Note. This Note may be assigned or transferred by the Holder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

13. Integration. This Note constitutes the entire contract between the Borrower and the Holder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

14. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Holder. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. Borrower waives, to the fullest extent permitted by law, presentment and protest and notice and assents (1) to any extension of the time or payment or any other indulgence, (2) to any substitution, exchange or release of collateral, if any, and (3) to the release of any other person primarily or secondarily liable for the obligations evidenced hereby.

15. No Waiver; Cumulative Remedies. No failure by the Holder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

16. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

17. Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Note.

18. Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law.

19. Subordination. The indebtedness evidenced by this Note shall be expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of any Senior Indebtedness. Notwithstanding anything to the contrary in this Note, Borrower shall be entitled to take such lawful action as it determines is necessary or advisable to preserve its rights under this Note and entitled to receive and retain any payment required or permitted under this Note provided that there is not an Event of Default existing at the time of such payment or as a result of such payment. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (a) indebtedness of the Borrower that is secured by any assets of the Borrower, (b) unsecured indebtedness of the Borrower outstanding on the date of this Note to banks or commercial finance or other lending institutions regularly engaged in the business of lending money (including venture capital, investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), and (c) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. By acceptance of this Note, the Holder agrees to execute and deliver a customary subordination or intercreditor agreement consistent with the terms of this Note (a “Subordination Agreement”) reasonably requested from time to time by the holders of Senior Indebtedness.

20. Security Interest. The Borrower hereby grants to Holder (the “Secured Party”), to secure the payment and performance in full of all of all amounts due pursuant to this Note, a continuing security interest in, and pledges to the Secured Party, the collateral described on Exhibit A hereto (the “Collateral”), and hereby authorizes the Secured Party to file financing statements or take any other action reasonably determined by the Secured Party to be required to perfect the Secured Party’s security interests in the Collateral, without notice to the Borrower, with all appropriate jurisdictions to perfect or protect the Secured Party’s interest or rights under the Note. During the existence of any Event of Default, the Secured Party may exercise all rights and remedies of a secured party under the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware (the “UCC”). Upon payment in full in cash of the obligations outstanding under this Note, the Secured Party shall, at Borrower’s sole cost and expense, terminate its security interest and release its liens in the Collateral and all rights therein shall revert to Borrower and Secured Party shall take such other action as Borrower may reasonably request to evidence such termination and release (at the sole cost and expense of the Borrower).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Borrower has executed this Secured Promissory Note as of the date first set forth above.

Invea Therapeutics, Inc.

		By:	/s/ Michael Aiello 25-May-2024 | 1:17 PM PDT
Michael Aiello, Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED BY HOLDER:

THE NANDABALAN 2020 TRUST DATED JULY 24, 2020

By:	/s/ Steven M. Burke, Esq., Trustee
Steven M. Burke, Esq., Trustee

[Signature page to Promissory Note in the original principal amount of $300,000]

EXHIBIT A

DESCRIPTION OF COLLATERAL

Collateral consists of all of Borrower’s right, title, and interest in and to the following:

all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, intellectual property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, all Pledged CDs, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Capitalized terms have the meaning ascribed to them in the Uniform Commercial Code as enacted and in effect in the State of Delaware.